Exhibit 99.1

FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc.

David Johnson VP & Chief Financial Officer 262-631-6600	Cynthia Georgeson VP - Worldwide Communication 262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES FISCAL 2006 FOURTH QUARTER AND FULL YEAR RESULTS

RACINE, WISCONSIN, November 17, 2006…… Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation company, today announced increased net sales and earnings for the 2006 fiscal fourth quarter and full year. Net sales for the fourth quarter ended September 29, 2006 were $80.3 million, an increase of 4% compared to $77.1 million for the prior year quarter. Net income for the quarter improved to a net loss of $0.9 million ($0.10 per diluted share) versus a net loss of $3.4 million ($0.39 per diluted share) for the prior year quarter. For the full year, the Company reported net sales of $395.8 million compared to $380.7 million for fiscal 2005, representing 4% growth year-over-year. Net income for the year was $8.7 million ($0.95 per diluted share), a 23% increase versus prior year.

FOURTH QUARTER RESULTS
Fourth quarter results historically reflect a loss due to the slowing of sales and production of the Company’s seasonal outdoor recreation products. Sales growth in the Company’s core consumer brands more than offset anticipated lower military revenues for the quarter. Key changes included:

•	Watercraft positive momentum continued as double-digit growth in international paddle sport revenues drove sales 4% ahead of last year’s strong fourth quarter results.
•
Marine Electronics realized a 13% uptick in quarterly net sales due to growth in mass and sporting good channels for Minn Kota® and the acquisition of Cannon® and Bottom Line® brands, completed on October 3, 2005, which added a combined $2.1 million in net sales to the unit during the quarter.

•	Diving revenues were 11% ahead of last year driven by solid growth in North America and improved performance in key international markets.
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Outdoor Equipment revenues decreased 16% due entirely to a 57% decline in military tent sales. Consumer camping continued to benefit significantly from specialty market sales this quarter. Commercial tent sales dipped slightly below last year due to low inventories resulting from the temporary halt of production in the 2006 fiscal third quarter caused by flooding in the Company’s tent manufacturing facility in Binghamton, New York.

Total Company operating loss of $0.7 million in the fourth quarter compared favorably to an operating loss of $4.6 million in the same period last year. Operating loss improvement was due primarily to a growth in gross margins driven by strong new product introductions, coupled with effective cost-saving programs and pricing strategies, which more than off-set higher commodity costs and freight charges.

The Company reported a net loss during the seasonally slow fourth quarter of $0.9 million, or $0.10 per diluted share, a significant improvement over the net loss of $3.4 million, or $0.39 per diluted share, in the prior year quarter.

FULL YEAR RESULTS
Total Company net sales were $395.8 million, a 4% increase over $380.7 million in the prior year. Sales growth in the Company’s core consumer brands more than offset anticipated lower military revenues for the year. Key factors impacting the year-over-year sales results included:

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The successful integration of Cannon® and Bottom Line® brands into the Company’s Marine Electronics division, which added $9.8 million to the division’s net sales, along with double-digit growth in the Humminbird® brand and increased international sales drove the 13% increase in Marine Electronics revenues year-over-year.

•
The Watercraft division grew 8% year-over-year as a result of a strong line-up of new canoes and kayaks which drove double-digit growth in key international markets and among the division’s top 30 domestic customers for the second year in a row. The Old Town® Dirigo™ kayak, the Ocean Kayak™ Prowler series of fishing kayaks and the Necky® Manitou series of kayaks were major contributors to this year’s revenue growth.

•	Diving sales were down slightly with strong performances in North American and Asia markets almost offsetting unfavorable currency translations and weakness in European markets.
•
Outdoor Equipment reported a year-over-year decline of 12.5% due to a 33.5% reduction in military sales versus the prior year which was partially offset by increased revenues in both Consumer and Commercial segments.

Operating profit for the year was $20.6 million compared to $15.5 million in 2005 which reflected $2.7 million in charges related to a terminated buy-out proposal. Other key factors driving the year-over-year changes in operating profit included:

•	Significant growth in Marine Electronics and Watercraft sales due to successful new product introductions.
•	Reduced restructuring and severance costs.
•	Reduced overhead costs at corporate and operational levels.
•	Charges totaling $1.5 million related to the temporary closure of the Company’s Outdoor Equipment operations due to flooding caused by heavy rains in the Northeast.
•	The conclusion of contracts for higher margin military tents and the overall decrease in military sales.

Net income was $8.7 million, or $0.95 per diluted share, versus net income of $7.1 million, or $0.81 per diluted share, in the prior year.

“Our focus on innovation and strategic acquisitions delivered industry-leading growth in our consumer segments which outpaced our competition and more than offset the slowdown in military sales we expected. Excluding military sales in both this and the prior year, our core brands grew nearly 10% and operating margins rose a full 3 points. Improved operating efficiency and targeted cost-savings efforts further strengthened our competitiveness and profitability. It was a very good year,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors Inc. “Our goal is to sustain the positive momentum we have built, and continue to deliver profitable growth to enhance shareholder value. We will seek to do that by expanding our markets, our great brand equities and our leading technology portfolio as we set our sights on becoming a half billion dollar company in the next few years.”

Further commenting, Ms. Johnson-Leipold said: “Clearly, European restructuring efforts had an impact on Diving results this year, and will continue to do so to a lesser degree through early 2008 when new systems should be fully implemented. Investments in building awareness and distribution for our award-winning electric boat line, which masked the strong performance of our paddle sports brands this year, will also continue at a lower rate next year. We have worked hard to strengthen operations and reduce the impact of one-time items on total Company results, and next year we look for sales growth equal to this year while maintaining our focus on enhancing core brand operating margins. Our balance sheet is strong and we are well positioned to capitalize on growth opportunities for the future.”

OTHER FINANCIAL INFORMATION
The Company’s debt to total capitalization stood at 17% at the end of the year versus 23% at October 1, 2005. Cash, net of debt, decreased $7.4 million to $13.9 million by year end. Depreciation and amortization was $9.2 million year-to-date compared with $9.4 million in the prior year. Capital spending totaled $8.9 million in 2006 compared with last year’s $6.8 million.

“Significant growth in Humminbird® and the acquisition of Cannon® and Bottom Line® brands resulted in unfavorable comparisons in inventory and working capital this year. Going forward, we remain focused on managing working capital efficiently and expect to leverage our working capital base as we grow sales in the future. Our strong cash position and lower debt level should give us the ability and flexibility we need to successfully execute our strategic growth plans,” said David Johnson, Vice-President and Chief Financial Officer.

MILITARY OUTLOOK
The quarterly and year-over-year decline in military tent sales is consistent with the Company’s stated projections throughout the year. During the fourth quarter of the current year, the Company reported it was one of seven vendors awarded a multi-product military contract. No orders have been received against this new contract. The Company plans to bid on other future contracts, and at this time, expects fiscal 2007 military sales to be in the $25-30 million range.

INNOVATION UPDATE
Johnson Outdoors delivers meaningful innovation to the outdoor recreation marketplace driven by unique consumer insights, with new products representing one-third of total Company net sales in 2006. Strong new product growth continues to bolster the Company’s already robust existing brands and differentiate the Company in the industry. Among the innovative new products in Watercraft for 2007 are:

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Old Town® Dirigo™ Tandem Plus, the first kayak designed for the whole family, with seating for two adults and two children. The Dirigo™ Tandem Plus builds on the success of other family-focused kayaks in the Johnson Outdoors portfolio, such as the Necky® Manitou™ Tandem and Ocean Kayak™ Sidekick™.

•
Old Town® Koru™, the first infused composite canoe, which marries modern technology with classic design to deliver a premium paddling experience. The Koru made big waves with retailers at this year’s Outdoor Retailer Show, and at 17 feet and 50 pounds is one of the lightest boats ever for its size.

•	Lendal™ ION™ paddle, the first “glow in the dark” kayak paddle designed for sunset and moonlight paddling adventures, a must-have for outfitters and avid paddlers everywhere.

WEBCAST
The Company will host a conference call and audio web cast on Friday, November 17, 2006 at 11:00 a.m. Eastern Time. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay will also be available on Johnson Outdoors' home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 98359393. The replay will be available through November 24, 2006 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories:

Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Lendal™ paddles; Escape® electric boats; Minn Kota® motors; Cannon® downriggers; Humminbird®, Bottom Line® and Fishin’ Buddy® fishfinders; Scubapro® and UWATEC® dive equipment; Silva® compasses and digital instruments; and Eureka!® tents. The Company has 23 locations around the world, employs 1,300 people and reported revenues of $395.8 million in fiscal 2006.
Visit Johnson Outdoors online at www.JohnsonOutdoors.com.

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military sales; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC. AND SUBSIDIARIES
(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED*		TWELVE MONTHS ENDED*
	Sept 29 2006	Sept 30 2005	Sept 29 2006	Sept 30 2005
Net sales	$80,314	$77,095	$395,790	$380,690
Cost of sales	46,274	48,505	230,574	224,336
Gross profit	34,040	28,590	165,216	156,354
Operating expenses	34,784	33,201	144,591	140,823
Operating profit (loss)	(744)	(4,611)	20,625	15,531
Interest expense, net	910	1,111	4,485	4,225
Other expenses (income), net	(85)	116	376	(796)
Income (loss) before income taxes	(1,569)	(5,838)	15,764	12,102
Income tax expense (benefit)	(645)	(2,439)	7,049	5,001
Net income (loss)	$(924)	$(3,399)	$8,715	$7,101
Basic earnings (loss) per common share:	$(0.10)	$(0.39)	$0.97	$0.82
Diluted earnings (loss) per common share:	$(0.10)	$(0.39)	$0.95	$0.81
Diluted average common shares outstanding	9,001	8,629	9,161	8,795
Segment Results
Net sales:
Marine electronics	$25,341	$22,481	$164,472	$145,231
Outdoor equipment	12,481	14,906	65,948	75,340
Watercraft	19,241	18,485	87,302	80,849
Diving	23,270	21,054	78,473	79,404
Other/eliminations	(19)	169	(405)	(134)
Total	$80,314	$77,095	$395,790	$380,690
Operating profit (loss):
Marine electronics	$870	$756	$21,583	$21,572
Outdoor equipment	1,142	1,740	8,236	11,208
Watercraft	(1,989)	(2,323)	(2,573)	(4,353)
Diving	2,426	(203)	5,604	4,901
Other/eliminations	(3,193)	(4,581)	(12,225)	(17,797)
Total	$(744)	$(4,611)	$20,625	$15,531
Balance Sheet Information (End of Period)
Cash and short-term investments			$51,689	$72,111
Accounts receivable, net			52,844	48,274
Inventories, net			63,828	51,885
Total current assets			184,897	186,035
Total assets			284,226	283,318
Short-term debt			17,000	13,000
Total current liabilities			74,650	69,196
Long-term debt			20,807	37,800
Shareholders’ equity			180,881	166,434
* Unaudited